UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada		L6K 2Y1
(Address of principal executive offices)		(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Tim Hortons Inc. (the “Corporation”) previously announced that, as of May 24, 2011, Donald B. Schroeder no longer serves as President and CEO of the Corporation. Following the termination of Mr. Schroeder’s employment, the Corporation and Mr. Schroeder entered into a Severance Agreement and Final Release on June 2, 2011 (the “Agreement”), effective May 31, 2011 (the “Effective Date”). Also as previously announced, the Corporation has commenced an active CEO search that will include both internal and external candidates.

(b) Pursuant to the Agreement, Mr. Schroeder resigned as a member of the Corporation’s Board of Directors as of the Effective Date. The Board of Directors has not yet appointed a successor to fill the vacancy left by Mr. Schroeder’s resignation.

(e) The Agreement provides Mr. Schroeder with severance of up to Cdn.$5,750,000 (the “Severance Amount”) in exchange for a general release of claims against the Corporation and its affiliates, successors and assigns, as well as other covenants and obligations extending to the benefit of the Corporation, as generally described below. The Severance Amount consists of: (i) a lump sum payment of Cdn.$2,250,000, payable within three weeks of the Effective Date; and (ii) up to Cdn.$3,500,000, payable in equal monthly installments over 24 months (the “Installment Portion”).

After excluding from the Severance Amount (i) the portion of the Severance Amount attributable to proration of short-term incentive compensation and retirement benefits for the five months of 2011 prior to Mr. Schroeder’s departure from the Corporation and (ii) the portion attributable to Mr. Schroeder’s accrued vacation pay entitlement as of the termination date, the Severance Amount represents a severance payment of slightly less than three times Mr. Schroeder’s annual total cash compensation (i.e., Mr. Schroeder’s annualized 2011 base salary plus short-term incentive award, at target). The factors considered by the Board of Directors in determining the Severance Amount included, among other things, Mr. Schroeder’s long service, over twenty years, as a senior executive of the Corporation; the Corporation’s strong financial performance over Mr. Schroeder’s three-year tenure as President and CEO; and, the various covenants and ongoing obligations of Mr. Schroeder in the Agreement.

The Agreement also provides that approximately 70% of the Installment Portion of the Severance Amount is made expressly subject to recoupment under the Corporation’s Recoupment Policy Relating to Performance-Based Compensation. Amounts subject to recoupment may be set off from other amounts owing under the Agreement. In addition, all of the vested and unvested performance-based restricted stock units granted to Mr. Schroeder after February 2009 (the adoption date of the Recoupment Policy) and all other performance-based compensation paid or awarded to Mr. Schroeder since the adoption of the Recoupment Policy, are also subject to recoupment in accordance with the terms of the Recoupment Policy.

As of the date of Mr. Schroeder’s departure from the Corporation, Mr. Schroeder was retirement-eligible under the Corporation’s 2006 Stock Incentive Plan, as amended and restated (the “2006 Plan”), and Mr. Schroeder’s termination of employment will be considered a “Retirement” under the 2006 Plan and accompanying equity award agreements entered into with Mr. Schroeder prior to the Effective Date.

As a result, all of Mr. Schroeder’s outstanding, unvested performance-based restricted stock units and options with tandem stock appreciation rights (“SARs”) will continue to vest in accordance with the original vesting schedules established for the respective awards. As further outlined in the 2006 Plan, the tandem options/SARs will remain exercisable until the earlier of four years following the Effective Date and the original expiration date of the respective option/SARs awards.

In addition to the foregoing, Mr. Schroeder will be entitled to certain health and dental benefits until June 1, 2013. The Corporation will also transfer ownership to Mr. Schroeder of the corporate-owned vehicle that is in Mr. Schroeder’s possession.

Under the Agreement, Mr. Schroeder has agreed to provide consulting services to the Corporation for a period of two years following the Effective Date in exchange for the payment of Cdn.$175,000 per year, payable in equal monthly installments. It is expected that the primary focus of Mr. Schroeder’s consulting services will be with respect to the Tim Horton Children’s Foundation and the Corporation’s coffee partnership program, as he has a long-standing history of involvement with those programs. At the end of the initial two years, the Corporation has the sole and absolute discretion to extend the term of the consulting arrangement for an additional term of two years. The Corporation may terminate the consulting arrangement at any time, in which case, the remaining amounts unpaid under the then-current term will be paid to Mr. Schroeder.

Mr. Schroeder has also agreed to various covenants under the Agreement for the benefit of the Corporation, including covenants relating to co-operation, confidentiality, non-disparagement and non-solicitation. He also agreed to extend the term of various covenants and obligations under his existing Post-Employment Covenant Agreement. All of the Severance Amount, all outstanding unvested equity awards to be settled after the Effective Date, and all payments made under the consulting arrangement are subject to offset by the Corporation in the event of a breach by Mr. Schroeder of any of the terms of the Agreement or the Post-Employment Covenant Agreement.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events

The Corporation anticipates that the total incremental expense to be incurred by the Corporation in the second quarter as a result of the severance and consulting arrangements with Mr. Schroeder described above will be approximately Cdn.$6,500,000. In addition to the payments, benefits, and other arrangements described above, this amount includes the Corporation’s estimate of professional advisory fees and other related costs and expenses. The Corporation did not contemplate this additional expense when setting its 2011 EPS target in February 2011.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Severance Agreement and Final Release, effective as of May 31, 2011, by and between Tim Hortons Inc. and Donald Schroeder

Exhibit 99.1	Press Release issued by the Corporation on June 6, 2011

Exhibit 99.2	Safe Harbor Statement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: June 6, 2011	By:	/s/ JILL E. AEBKER
Jill E. Aebker Deputy General Counsel and Secretary